                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               TECO Energy, Inc.
 ...............................................................................
               (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ........................................................................

    2) Aggregate number of securities to which transaction applies:

       ........................................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ........................................................................

    4) Proposed maximum aggregate value of transaction:

       ........................................................................

    5) Total fee paid:

       ........................................................................

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ........................................................................

    2) Form, Schedule or Registration Statement No.:

       ........................................................................

    3) Filing Party:

       ........................................................................

    4) Date Filed:

       ........................................................................

[LOGO] TECO ENERGY*

                                                                   March 4, 2002

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 17, 2002

     The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 17, 2002 at 11:30 a.m., for the following purposes:

     1.   To elect four directors.

     2. To consider and act on such other matters as may properly come before the meeting.

     Shareholders of record at the close of business on February 8, 2002 will be entitled to vote at the meeting and at any adjournments thereof.

     Even if you plan to attend the meeting, you are requested to either mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.


                                  By order of the Board of Directors,


                                  D. E. Schwartz, Secretary


TECO ENERGY, INC.
P.O. Box 111 Tampa, Florida 33601 (813) 228-4111

                               TECO ENERGY, INC.
                      P.O. Box 111, Tampa, Florida 33601

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the "Corporation") to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This proxy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 4, 2002.

                             VOTING OF SECURITIES

     As of February 8, 2002, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 139,667,978 shares of Common Stock, $1 par value ("Common Stock"), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

     The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

     A shareholder submitting a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

     Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below.

     The affirmative vote of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting.

                             ELECTION OF DIRECTORS

     The Corporation's Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Messrs. Ausley, Ferman, Hall and Welch have been nominated for terms expiring in 2005. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

     The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under "Share Ownership" on page 4.



Name                        Age        Principal Occupation During                Director    Present Term
----                        ---         Last Five Years and Other                 Since (1)     Expires
                                                                                  --------      -------
                                          Directorships Held (1)
                                          ---------------------
 *DuBose Ausley             64  Chairman, Ausley & McMullen                       1992           2002
                                (attorneys), Tallahassee, Florida; also a
                                director of Sprint Corporation and
                                Chairman of Capital City Bank Group,
                                Inc.

  Sara L. Baldwin           70  Private Investor; formerly Vice President,        1980           2003
                                Baldwin and Sons, Inc. (insurance
                                agency), Tampa, Florida

  Robert D. Fagan           57  Chairman of the Board, President and              1999           2003
                                Chief Executive Officer, TECO Energy,
                                Inc.; formerly President, PP&L Global,
                                Inc. (diversified energy company), Fairfax,
                                Virginia

 *James L. Ferman, Jr.      58  President, Ferman Motor Car Company,              1985           2002
                                Inc. (automobile dealerships), Tampa,
                                Florida; also a director of Florida
                                Investment Advisers, Inc. and Chairman
                                of The Bank of Tampa and its holding
                                company, The Tampa Banking Company

  Luis Guinot, Jr.          66  Partner, Shapiro Sher & Guinot, P.A.              1999           2003
                                (attorneys), Washington, D.C.; formerly
                                United States Ambassador to the Republic
                                of Costa Rica

 *Ira D. Hall               57  Private Investor; formerly Treasurer,             2001           2002
                                Texaco Inc. (integrated oil company),
                                White Plains, New York; prior thereto,
                                General Manager, Alliance Management,
                                Texaco Inc.; and prior thereto, Director of
                                Business Development, IBM Global
                                Services, IBM Corp. (information
                                technology products and services
                                company), Armonk, New York; also a
                                director of American Express Funds,
                                Imagistics International, Inc., Reynolds
                                and Reynolds Company and The Williams
                                Companies, Inc.

Name                        Age        Principal Occupation During                Director    Present Term
----                        ---         Last Five Years and Other                 Since (1)     Expires
                                                                                  --------      -------
                                          Directorships Held (1)
                                          ---------------------
  Tom L. Rankin             61  Independent Investment Manager;                   1997           2004
                                formerly Chairman of the Board and Chief
                                Executive Officer, Lykes Energy, Inc. (the
                                former holding company for Peoples Gas
                                System) and Lykes Bros. Inc.; also a
                                director of Media General, Inc.

  William D. Rockford       56  President, Private Power, LLC (power              2000           2004
                                generation), Oak Brook, Illinois; formerly
                                Managing Director, Chase Securities Inc.
                                (financial services), New York, New York

  William P. Sovey          68  Chairman of the Board and former Chief            1996           2003
                                Executive Officer, Newell Rubbermaid
                                Inc. (consumer products), Freeport,
                                Illinois; also a director of Acme Metals,
                                Inc. and Actuant Corporation

  J. Thomas Touchton        63  Managing Partner, The Witt-Touchton               1987           2004
                                Company (private investment
                                partnership), Tampa, Florida; also a
                                director of 26 Merrill Lynch-sponsored
                                mutual funds

  John A. Urquhart          73  President, John A. Urquhart Associates            1991           2004
                                (management consultants), Fairfield,
                                Connecticut; formerly Senior Advisor to
                                the Chairman, Enron Corp. (energy and
                                communications), Houston, Texas; prior
                                thereto, Senior Vice President/Executive
                                Vice President, G.E. Industrial & Power
                                Systems, General Electric Company; also
                                a director of Catalytica Energy Systems,
                                Inc. and Hubbell Incorporated

 *James O. Welch, Jr.       70  Retired; formerly Vice Chairman, RJR              1976           2002
                                Nabisco, Inc. and Chairman, Nabisco
                                Brands, Inc.

____________
*Nominee for election as director

(1) All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company's Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.

     The Board of Directors held six meetings in 2001. All directors attended at least 75 percent of the meetings of the Board and Committees on which they served, except for Mr. Sovey who attended 70 percent. The Corporation has standing Audit, Compensation, Finance, and Governance and Nominating Committees of the Board of Directors.

     The Audit Committee met twice in 2001; its members are Messrs. Ferman, Hall, Rankin and Touchton (Chairman). Additional information about the Audit Committee is included in the Audit Committee Report on page 13.

     The Compensation Committee, which met four times in 2001, is composed of Mrs. Baldwin and Messrs. Sovey, Urquhart and Welch (Chairman). For additional information about the Compensation Committee, see the Compensation Committee Report on Executive Compensation on page 7.

     The Finance Committee, which assists the Board in formulating the financial policies of the Corporation and evaluating significant investments and other financial commitments by the Corporation, met seven times in 2001; its members are Messrs. Ausley, Fagan, Guinot, Rankin, Rockford and Urquhart (Chairman).

     The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met twice in 2001, and its members are Messrs. Touchton (Chairman), Urquhart and Welch, each of whom is an independent director. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee's qualifications. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary.

     The Corporation paid legal fees of $1,184,890 for 2001 to Ausley & McMullen, of which Mr. Ausley serves as Chairman. The Corporation also paid legal fees of $72,146 for 2001 to Shapiro Sher & Guinot, of which Mr. Guinot serves as a partner.

     In 2000, the Corporation guaranteed a $250,000 loan made by a commercial bank to Richard Lehfeldt, Senior Vice President-External Affairs, in connection with Mr. Lehfeldts's purchase of a home in Tampa. The loan was repaid in full in 2001.

Compensation of Directors

     Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a Committee of the Board on which they serve. Each director who serves as a Committee Chairman receives an additional annual retainer of $5,000. Directors may elect to receive all or a portion of their compensation in the form of Common Stock. Directors may also elect to defer any of their cash compensation with a return calculated at either one percent above the prime rate or a rate equal to the total return on the Corporation's Common Stock.

     All non-employee directors participate in the Corporation's 1997 Director Equity Plan, which allows for a variety of equity-based awards. Currently, each new non-employee director receives an option for 10,000 shares of Common Stock and each reelected non-employee director receives an annual grant consisting of 500 shares and an option for 2,500 shares of Common Stock. The exercise price for these options is the fair market value on the date of grant. They are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.

                                SHARE OWNERSHIP

     There is no person known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 2001.

     The following table sets forth the shares of Common Stock beneficially owned as of January 31, 2002 by the Corporation's directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation's Common Stock beneficially owned by any director or executive officer does not exceed 1% of such shares outstanding at January 31, 2002; the percentage beneficially owned by all directors and executive officers as a group as of such date is 1.8%.

Name                    Shares (1)             Name                           Shares (1)
----                    ----------             ----                           ----------
DuBose Ausley             39,719               John A. Urquhart                  30,318 (7)
Sara L. Baldwin           37,170 (2)           James O. Welch, Jr.               46,236 (8)
Robert D. Fagan          294,187 (3)           John B. Ramil                    123,149 (3)(9)
James L. Ferman, Jr.      60,295 (4)(5)        Richard E. Ludwig                144,127 (3)(5)
Luis Guinot, Jr.          16,325               William N. Cantrell              167,126 (3)(10)
Ira D. Hall               10,000               Gordon L. Gillette                78,870 (3)
Tom L. Rankin            942,152 (5)(6)        All directors and
William D. Rockford       14,113               executive officers
William P. Sovey          24,082               as a group (21 persons)        2,459,468 (3)(5)(11)
J. Thomas Touchton        51,950 (5)

(1) The amounts listed include the following shares that are subject to options granted under the Corporation's stock option plans that are exercisable within 60 days of January 31, 2002: Mrs. Baldwin and Messrs. Ausley, Ferman, Rankin and Urquhart, 18,500 shares each; Mr. Fagan, 136,437 shares; Messrs Guinot and Touchton, 14,500 shares each; Mr. Hall, 10,000 shares; Mr. Rockford, 9,500 shares; Messrs. Sovey and Welch, 20,500 shares each; Mr. Ramil, 77,361 shares; Mr. Ludwig, 84,319 shares; Mr. Cantrell, 76,837 shares; Mr. Gillette, 43,462 shares and all directors and executive officers as a group, 806,797.

(2)  Includes 350 shares held by a trust of which Mrs. Baldwin is a trustee.

(3) The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer's account: Mr. Fagan, 540 shares; Mr. Ramil, 4,478 shares; Mr. Ludwig, 4,834 shares; Mr. Cantrell, 9,379 shares; Mr. Gillette, 6,182 shares and all directors and executive officers as a group, 48,786 shares.

(4) Includes 27,420 shares owned jointly by Mr. Ferman and his wife. Also includes 1,050 shares owned by Mr. Ferman's wife, as to which shares he disclaims any beneficial interest.

(5) The amounts listed include the following shares that the following holders of equity security units are entitled to receive upon the early settlement of the purchase contracts issued as part of such units: Mr. Ferman, 8,305 shares; Mr. Rankin, 208 shares; Mr. Touchton, 5,814 shares; Mr. Ludwig 6,623 shares and all directors and executive officers as a group, 20,950 shares.

(6) Includes 1,343 shares owned by Mr. Rankin's wife, as to which shares he disclaims any beneficial interest.

(7) Includes 1,000 shares owned by Mr. Urquhart's wife, as to which shares he disclaims any beneficial interest.

(8) Includes 2,000 shares owned by a charitable foundation of which Mr. Welch is a trustee. Also includes 2,500 shares owned by Mr. Welch's wife, as to which shares he disclaims any beneficial interest.

(9)  Includes 1,761 shares owned jointly by Mr. Ramil and other family members.

(10) Includes 16,600 shares owned by Mr. Cantrell's wife, as to which shares he disclaims any beneficial interest.

(11) Includes a total of 53,480 shares owned jointly. Also includes a total of 22,493 shares owned by spouses, as to which shares beneficial interest is disclaimed.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Corporation's Common Stock on a yearly basis over the five-year period ended December 31, 2001, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

                                    [GRAPH]

-------------------------------------------------------------------------
                                               December 31,
-------------------------------------------------------------------------
                                 1996   1997   1998   1999   2000   2001
-------------------------------------------------------------------------
TECO Energy, Inc.               $ 100  $ 122  $ 128  $  90  $ 165  $ 142
-------------------------------------------------------------------------
S&P Electric Utilities Index    $ 100  $ 126  $ 146  $ 118  $ 180  $ 165
-------------------------------------------------------------------------
S&P 500 Index                   $ 100  $ 133  $ 171  $ 208  $ 189  $ 166
------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

            Compensation Committee Report On Executive Compensation
            -------------------------------------------------------

     The Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, recommends to the Board the compensation of executive officers and administers the Corporation's long-term incentive plan. The objective of the Corporation's compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation's businesses. The Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives.

     Upon the Committee's recommendation, the Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned.

     The components of the Corporation's executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.

     Base Salary.  Base salary is designed to provide each executive with a
     -----------
fixed amount of annual compensation that is competitive with the marketplace. The Corporation's salary structure for its executive officers utilizes various salary grade ranges and associated midpoints. Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer's experience level and scope of responsibility and a market assessment conducted by the Corporation's outside consultant, Towers Perrin, of the median compensation paid to executives with similar positions by organizations having comparable revenues in the energy services industry and in general industry. Each year, the Committee adjusts the salary ranges based on surveys by outside consultants of expected changes in compensation levels at general industrial and electric utility companies and recommends adjustments to the base salaries for the executive officers. In 2001, adjustments were made to the base salaries for each executive officer. In making these adjustments, the Committee took into account the midpoint of the officer's assigned salary grade and the Committee's subjective evaluation of the officer's individual performance. For 2001, Mr. Fagan's base salary was 95% of the midpoint of his salary grade.

     Annual Incentive Awards.  The Corporation has an annual incentive program
     -----------------------
intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. Target award percentages range up to 70% for the CEO, 45-55% for the other named executive officers and lower percentages for other officers, and are multiplied by the greater of the midpoint of the officer's salary range or the officer's salary. In setting these percentages, the Committee used data from the market assessment referred to above. Under the Corporation's program, additional payments of up to 50% of the target awards may be made if the goals are exceeded; lesser amounts may be paid if the goals are not achieved, but only if the Corporation's net income exceeds a threshold designated for that year. The Board may decide to adjust awards if the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer's total performance.

     The 2001 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation's net income and return on equity on an absolute basis and by the Corporation's earnings per share growth and return on equity relative to other companies in the industry. 60% of Mr. Fagan's 2001 award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.

     In addition to measuring performance against the 2001 quantitative targets, the Committee evaluated each executive's performance against qualitative objectives. These objectives focused on aspects of the Corporation's business that directly related to the executive officer's individual responsibilities. 40% of Mr. Fagan's 2001 award was based on these qualitative objectives. These objectives related to the effective execution of corporate strategy and the initiation of actions to accelerate growth and enhance shareholder value. The Committee's review consisted of a subjective evaluation of the officer's achievement of these objectives. Based on this evaluation and the Corporation's

2001 net income, earnings per share and return on equity, Mr. Fagan received an incentive award of 70% of the midpoint of his salary grade.

     Long-Term Incentive Awards.  The long-term component of the Corporation's
     --------------------------
incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation's business so that the shareholders' investment will grow in value over time. The Committee's policy has been to base individual awards on an annual study by Towers Perrin comparing the value of long-term incentive grants to salary levels in the energy services industry and in general industry.

     The Committee does not normally consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. The 137,857 options and the 45,268 shares of performance-based restricted stock granted to Mr. Fagan in 2001 reflected the policies described above and, as in the case of the other executive officers, the results of the Committee's review of his performance conducted when it considered his base salary for 2001.

     For 2001, the value of the long-term incentive grants to all executive officers except Richard E. Ludwig was weighted with approximately two-thirds of the value in performance-based restricted stock and one-third in stock options. Mr. Ludwig's long-term incentive grants were weighted with three-fourths of the value in performance-based restricted stock and one-fourth in stock options. The performance-based restricted stock granted to Mr. Ludwig has a payout dependent upon the net income and return on equity of TECO Power Services Corporation over a three-year period. The performance-based restricted stock granted to the other executive officers has a payout that is dependent upon the total return of the Common Stock over a three-year period relative to that of the median company (in terms of total return) in the Dow Jones Electric Utility Index. If the Common Stock's total return is equal to that of the median company during the three-year period, the payout will be equal to 90 percent of the target amount. If the total return is in the top 10 percentile of the companies in the index, the payout will be at 200 percent. If the total return is in the bottom 1/3 of these companies, there will be no payout. A minimum payout of 50 percent of target will be made if performance is equal to the 33 and 1/3 percentile. The payout for performance between the top 10 percent and the bottom 1/3 is prorated.

     With respect to qualifying compensation paid to executive officers under
Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have any significant amount of compensation exceeding the $1-million annual limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report. Compensation attributable to the Corporation's performance-based restricted stock and stock options is not subject to the
Section 162(m) limit because of the performance-based exemption.

                                  By the Compensation Committee,

                                  James O. Welch, Jr. (Chairman)
                                  Sara L. Baldwin
                                  William P. Sovey
                                  John A. Urquhart

     The following tables set forth certain compensation information for the Chief Executive Officer of the Corporation and each of the four other most highly compensated executive officers of the Corporation and its subsidiaries in 2001.

                                         Summary Compensation Table
                                         --------------------------
                                                                           Long-Term
                                            Annual                       Compensation
                                         Compensation                       Awards
                              ------------------------------   -----------------------------
                                                     Other
                                                     Annual    Restricted        Shares          All Other
Name and                                             Compen-     Stock         Underlying         Compen-
Principal Position      Year   Salary   Bonus (1)  sation (2)  Awards (3)   Options/SARs (#)    sation (4)
------------------      ----  --------  ---------  ----------  ----------   ----------------   -------------
Robert D. Fagan         2001  $625,000  $463,478                                   137,857        $50,260
Chairman, President     2000   540,000   522,494                                   129,304         22,728
and CEO                 1999   253,333   301,023    $243,070    $328,477           140,000          2,111

John B. Ramil           2001   343,000   243,524                                    43,482         24,574
President of Tampa      2000   299,000   225,847                                    41,377         12,212
Electric                1999   255,000   131,544                                    36,807         10,317

Richard E. Ludwig       2001   315,000   200,583                                    29,250         20,930
President of TECO       2000   260,000   183,330                                    36,057         11,448
Power Services          1999   225,500   150,000                                    12,000         10,215

William N. Cantrell     2001   300,000   167,902                                    36,070         19,997
President of Peoples    2000   275,000   176,117                                    28,447         11,427
Gas System and          1999   255,000   106,639                                    33,485         10,776
TECO Solutions

Gordon L. Gillette      2001   266,500   124,326                                    25,200         17,639
Sr. Vice President-     2000   232,500   175,351                                    28,447          9,997
Finance and Chief       1999   207,500    69,724                                    25,318          8,963
Financial Officer

(1) Since the portion of each executive officer's annual bonus that is based on the Corporation's 2001 earnings per share growth and return on equity relative to that of other companies in the industry is determined using comparative data that was not available at the time of printing of this document, this portion of the annual bonus for 2001 will be reported in the 2003 proxy statement as part of the 2001 bonus amount.

(2) Included in the reported amount is $239,472 for Mr. Fagan's relocation expenses and an associated tax gross-up.

(3) The reported values of the restricted stock awards were determined using the closing market price of the Common Stock on the date of grant. Restricted stock holdings and the values thereof based on the closing price of the Common Stock on December 31, 2001 were as follows: Mr. Fagan, 125,309 shares ($3,288,108); Mr. Ramil, 39,549 shares ($1,037,766); Mr.
     Ludwig, 40,351 shares ($1,058,810); Mr. Cantrell, 34,065 shares ($893,866);

     and Mr. Gillette, 25,593 shares ($671,560). Holders of restricted stock receive the same dividends as holders of other shares of Common Stock.


(4) The reported amounts for 2001 consist of $372 in premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan, with the balance in each case being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan.

                              Option/SAR Grants in Last Fiscal Year
                              -------------------------------------
                                           Individual Grants
                         ---------------------------------------------------

                            Number of   % of Total
                             Shares    Options/SARs    Exercise                 Grant
                           Underlying    Granted to    or Base                  Date
                          Options/SARs  Employees in    Price    Expiration    Present
Name                       Granted(1)   Fiscal Year   Per Share     Date       Value(2)
----                       ----------   ----------    ---------     ----       --------
Robert D. Fagan              137,857      11.22         $31.575     4/17/11    $786,557

John B. Ramil                 43,482       3.54          31.575     4/17/11     248,091

Richard E. Ludwig             29,250       2.38          31.575     4/17/11     166,889

William N. Cantrell           36,070       2.94          31.575     4/17/11     205,801

Gordon L. Gillette            25,200       2.05          31.575     4/17/11     143,781

(1) The options are exercisable in three equal annual installments beginning one year from the date of grant.

(2) The values shown are based on the Black-Scholes valuation model and are stated in current annualized dollars on a present value basis. The key assumptions used for purposes of this calculation include the following:
     (a) a 5.09% discount rate; (b) a volatility factor based upon the average trading price for the 36-month period ending March 20, 2001; (c) a dividend factor based upon the 3-year average dividend paid for the period ending March 20, 2001; (d) the 10-year option term; and (e) an exercise price equal to the fair market value on the date of grant. The values shown have not been reduced to reflect the non-transferability of the options or the vesting or forfeiture provisions. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Black-Scholes model.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
            -------------------------------------------------------
                       Fiscal Year-End Option/SAR Value
                       --------------------------------

                                                         Number of Shares      Value of Unexercised
                                                      Underlying Unexercised       In-The-Money
                                                           Options/SARs            Options/SARs
                                                           at Year-End             at Year-End
                                                           -----------             ------------

                       Shares Acquired       Value           Exercisable/          Exercisable/
                        on Exercise (#)    Realized($)      Unexercisable          Unexercisable
Name                    ---------------    -----------      -------------          -------------
----
Robert D. Fagan                       0             0      136,437 / 270,724     $566,337 / 605,767

John B. Ramil                         0             0       77,361 / 83,335      $281,727 / 196,949

Richard E. Ludwig                10,000       114,500       84,319 / 57,288      $352,246 / 139,284

William N. Cantrell               5,000        61,850       76,837 / 66,195      $289,177 / 148,579

Gordon L. Gillette                    0             0       43,462 / 52,603      $161,344 / 135,422


            Long-Term Incentive Plans - Awards in Last Fiscal Year
            ------------------------------------------------------

                       Number of      Performance or other
                     shares, units        period until
                    or other rights   maturation or payout      Threshold (#)  Target (#)  Maximum (#)
                    ---------------   --------------------      -------------  ----------  -----------
Name
----
Robert D. Fagan             45,268      April 1, 2001 to               22,634      45,268      90,536
                                        March 31, 2004

John B. Ramil               11,250      April 1, 2001 to                5,625      11,250      22,500
                                        March 31, 2004

Richard E. Ludwig           14,330      April 1, 2001 to                7,165      14,330      28,660
                                        March 31, 2004

William N. Cantrell          9,554      April 1, 2001 to                4,777       9,554      19,108
                                        March 31, 2004

Gordon L. Gillette           6,875      April 1, 2001 to                3,438       6,875      13,750
                                        March 31, 2004

     For additional information about the 2001 awards of performance-based restricted stock, see the section of the Compensation Committee Report on Executive Compensation entitled "Long-Term Incentive Awards" on page 8.

                                 Pension Table
                                 -------------

     The following table shows estimated annual benefits payable under the Corporation's pension plan arrangements for the named executive officers other than Mr. Fagan.

                                                   Years of Service
                                -------------------------------------------------------
  Final
  Average Earnings                  5               10            15           20 or More
  ----------------                -----           ------        ------         ----------
 $300,000.................      $ 45,000         $ 90,000      $135,000         $180,000
  350,000.................        52,500          105,000       157,500          210,000
  400,000.................        60,000          120,000       180,000          240,000
  450,000.................        67,500          135,000       202,500          270,000
  500,000.................        75,000          150,000       225,000          300,000
  550,000.................        82,500          165,000       247,500          330,000
  600,000.................        90,000          180,000       270,000          360,000
  650,000.................        97,500          195,000       292,500          390,000
  700,000.................       105,000          210,000       315,000          420,000
  750,000.................       112,500          225,000       337,500          450,000
  800,000.................       120,000          240,000       360,000          480,000

     The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer's final average earnings multiplied by his number of years of service, up to a stated maximum. Final average earnings are based on the greater of (a) the officer's final 36 months of earnings or (b) the officer's highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amount payable to Mr. Fagan is based on 20% of earnings plus 4% of earnings for each year of service, up to a maximum of 60% of earnings.

     The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers are as follows: Mr. Fagan (3 years), Mr. Ramil (25 years), Mr. Ludwig (19 years), Mr. Cantrell (26 years) and Mr. Gillette (20 years). The pension benefit is computed as a straight-life annuity commencing at the officer's normal retirement age and is reduced by the officer's Social Security benefits. The normal retirement age is 63 for Messrs. Fagan, Ludwig and Cantrell, 63 and 2 months for Mr. Ramil and 64 for Mr. Gillette.

     The present value of the officer's pension benefit is, at the election of the officer, payable in the form of a lump sum. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer's service as if his employment had continued until such age. The death benefit is payable for the life of the spouse.

Employment and Change in Control Arrangements

     The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of the Corporation. A change in control means in general an acquisition by any person of 30% or more of the Common Stock, a change in a majority of the directors, a merger or consolidation of the Corporation in which the Corporation's shareholders do not have at least 65% of the voting power in the surviving entity or a liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) in contemplation of or following a change in control, or if the officer terminates his employment for any reason during the thirteenth month following a change in control, the Corporation will make a lump sum severance payment to the officer of three times annual salary and bonus. In such event, the severance agreements also provide for: (a) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation's retirement plans if employment had continued for five years following the date of termination, in the case of Mr. Fagan, and three years following the date of termination, in the case of the other executive officers, (b) participation in the life, disability, accident and health insurance plans of the Corporation for a three-year period except to the extent such benefits are provided by a subsequent employer and (c) a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. In addition, the terms of the Corporation's stock options and restricted stock provide for vesting upon a change in control.

     The Corporation has an agreement with Mr. Fagan which provides that, within the first three years of employment, if his employment is terminated by the Corporation without cause or by Mr. Fagan for good reason, he will receive severance benefits equal to two times annual salary and bonus. Any payments under this agreement would be offset against the amount payable under Mr. Fagan's change-in-control severance agreement.



                             AUDIT COMMITTEE REPORT

     The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of the financial statements of the Corporation, (b) the annual independent audit process, (c) the Corporation's systems of internal accounting and financial controls, (d) the independence and performance of the Corporation's outside auditor and (e) the Corporation's compliance with legal and regulatory requirements. The Committee operates under a written charter adopted by the Board, a copy of which was included as Appendix A to the Corporation's 2001 proxy statement.

     In the course of its oversight of the Corporation's financial reporting process, the Committee has:

     1. Reviewed and discussed with management the Corporation's audited financial statements for the fiscal year ended December 31, 2001;

     2. Discussed with PricewaterhouseCoopers LLP, the Corporation's outside auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees; and

     3. Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of nonaudit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

     Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                         By the Audit Committee,

                         J. Thomas Touchton (Chairman)
                         James L. Ferman, Jr.
                         Ira D. Hall
                         Tom L. Rankin

                        INFORMATION CONCERNING AUDITORS

     Based on the Audit Committee's recommendation, the Board reappointed PricewaterhouseCoopers LLP to serve as independent accountants and to audit the Corporation's financial statements for 2001. Consistent with past procedures, independent accountants for the current fiscal year will be appointed by the Board at its April 2002 meeting.

     The fees for services provided by PricewaterhouseCoopers LLP to the Corporation in 2001 were as follows:

       Audit Fees                                                     $  654,400
       ----------

       Financial Information Systems Design and Implementation Fees   None
       ------------------------------------------------------------

       All Other Fees                                                 $1,046,087
       --------------


     Of the amounts reported above as "All Other Fees," approximately $650,000 represented the following accounting-related services: $100,000 for audit fees associated with benefit plans and other related entities, $225,000 for debt and equity offerings, $130,000 for lease financing facilities, $94,500 for regulatory and other services, and $100,000 for tax services. The remaining balance of approximately $400,000, or 24% of the total fees, related primarily to a requirements review for a replacement financial reporting system.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they so desire.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Corporation's executive officers and directors are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Corporation.

     Based solely on a review of the copies of reports furnished to the Corporation with respect to 2001 and written representations that no other reports were required, the Corporation believes that the executive officers and directors of the Corporation have complied in a timely manner with all applicable Section 16(a) filing requirements except that James O. Welch, Jr. filed one late report covering the acquisition of 2,500 shares owned by a trust of which Mr. Welch's wife was a beneficiary.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") for inclusion in the Corporation's proxy materials relating to the Annual Meeting of Shareholders in 2003 must be received on or before November 4, 2002. In order for a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Corporation not later than January 17, 2003. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

      ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS

     The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

                            SOLICITATION OF PROXIES

     In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

                                 OTHER MATTERS

     The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.


                                                            Dated: March 4, 2002

                                  [LOGO] TECO
                                         ENERGY

                       2002 Annual Shareholders' Meeting

                     Wednesday, April 17, 2002, 11:30 A.M.

                                  TECO Plaza

                           702 North Franklin Street

                             Tampa, Florida 33602

Attached below is your proxy card for the 2002 Annual Meeting of Shareholders of
                               TECO Energy, Inc.

              You may vote by Telephone, by Internet, or by Mail.

      To vote by Telephone or Internet, see instructions on reverse side.

   To vote by Mail, please return your proxy in the enclosed Business Reply
                                   Envelope
                      P.O. Box 9381 Boston, MA 02205-9381.


                                  DETACH HERE

                                     PROXY

                               TECO ENERGY, INC.

           Proxy for Annual Meeting of Shareholders, April 17, 2002

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, Robert D. Fagan and Luis Guinot, Jr. and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 17, 2002 at 11:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.


------------                                                               ------------
SEE REVERSE                                                                SEE REVERSE
   SIDE      (THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)    SIDE
------------                                                               ------------

[LOGO]TECO
      ENERGY
702 N. FRANKLIN STREET
TAMPA, FL 33602

------------------
Vote by Telephone
------------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).
--------------------------------------------------------------------------------
Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Call the toll-free number
     1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.
--------------------------------------------------------------------------------

Your vote is important!
Call 1-877-PRX-VOTE anytime!

------------------
Vote by Internet
------------------

It's fast, convenient, and your vote is immediately confirmed and posted.
--------------------------------------------------------------------------------
Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Go to the Website http://www.eproxyvote.com/te

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.
--------------------------------------------------------------------------------

Your vote is important!
Go to http://www.eproxyvote.com/te anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.

                                  DETACH HERE

[X] Please mark votes as in this example.

ELECTION OF DIRECTORS
The Board Recommends a Vote FOR all Nominees.
Instructions - To vote against any individual nominee(s), mark Box (C) and write the name(s) of such nominee(s) above the line provided below.
Nominees: (01) D. Ausley, (02) J.L. Ferman, Jr.
          (03) I.D. Hall and (04) J.O. Welch, Jr.

       (A)            (B)
       FOR          AGAINST
       ALL            ALL
[_] NOMINEES    [_] NOMINEES

[_]_________________________
(C) FOR ALL NOMINEES EXCEPT

Signature: _____________ Date: ___________

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

This proxy will be voted as specified, or if no specification is made, FOR all nominees.

                  PLEASE SIGN AND MAIL THIS PROXY TODAY.

          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.    [_]

INSTRUCTIONS - Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Signature:____________ Date:________